Exhibit 99.3

HCMC TAKES STEPS TO ENTER THE MEDICAL MARIJUANA

INDUSTRY IN FLORIDA

HOLLYWOOD, FL, March 24, 2017 /PRNewswire/— Healthier Choices Management Corp.  (OTC Pink: HCMC) today announced that it has engaged 3 firms specializing in the marijuana industry to assist in obtaining Medical Marijuana licensure in Florida. Two of the engagements involve specialists that are law firms, Hoban Law Group on a national level, and Medical Marijuana Business Lawyers, LLC on the local level. The third firm retained by HMCM is Slee 3 Consulting, specialists in mergers and acquisitions, and identifying investment and partnership opportunities in both hands on and off the plant companies.

“HCMC is well positioned in Florida to use its 9 long standing Vape Stores as a springboard to rapid success in the medical marijuana dispensary and accessory business. By converting portions of our existing stores into dispensaries, we will have the opportunity to leverage our loyal customer base, many of whom we believe will come to us to fulfill their medical marijuana needs,” said Jeff Holman, CEO of HCMC.

For more detailed information, please see the Investor Informational Deck on the company's website at www.hcmc1.com in the investors section.

 About Healthier Choices Management Corp.

Healthier Choices Management Corp. is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives.  One segment of our business is a U.S. based retailer of vaporizers and e-liquids. The other segment is our natural and organic grocery operations in Ft. Myers, Florida.  Healthier Choices Management Corp. sells direct to consumer via company-owned brick-and-mortar retail locations operating under "The Vape Store" and "Ada's Natural and Organic" brands.

Healthier Choices Management Corp. Inc. (http://www.healthiercmc.com/).

Forward Looking Statements

This press release contains forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise.  Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of

3800 North 28TH Way, #1 | Hollywood, FL 33020 | O: 305-600-5004 / F: 954-272-7773

the Private Securities Litigation Reform Act of 1995, and are based on management's estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our recent exit from and winding down of our wholesale distribution operations. In addition, when used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward looking statements.

Other factors that may affect our future results of operations and financial condition include, but are not limited to, unanticipated developments in any one or more of the following areas, as well as other factors which may be detailed from time to time in our Securities and Exchange Commission filings: risks involved with our business, including possible loss of business and customer dissatisfaction

3800 North 28TH Way, #1 | Hollywood, FL 33020 | O: 305-600-5004 / F: 954-272-7773